                                                                Exhibit 99(c)(3)


                                    GUARANTEE


                  As an inducement to Nielsen Media Research, Inc., a Delaware corporation ("Nielsen"), to enter into, and consummate the transactions contemplated by, the Agreement and Plan of Merger, dated as of August 15, 1999 (the "Merger Agreement"), by and among Nielsen, VNU USA, Inc., a New York corporation ("Parent"), and Niner Acquisition, Inc., a Delaware corporation ("Purchaser"), VNU N.V., a corporation organized under the laws of the Netherlands ("VNU"), hereby unconditionally, absolutely and irrevocably guarantees to Nielsen and any third party beneficiaries under the Merger Agreement (to the extent of their third party beneficiary rights thereunder) the full payment and performance of all covenants, agreements, obligations and liabilities of Parent, Purchaser and the Surviving Corporation (as defined in the Merger Agreement) contained in the Merger Agreement (including, without limitation, Section 3.2 thereof). This is a guarantee of payment and performance and not collectibility. VNU is the primary obligor under this Guarantee. VNU hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding for and against Parent, Purchaser or the Surviving Corporation, protest, notice and all demands whatsoever in connection with the performance of its obligations herein.

                  VNU hereby represents and warrants that:

                  (a) VNU is a corporation duly incorporated, validly existing and in good standing under the laws of the Netherlands and has all corporate power and authority to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on VNU or a material adverse effect on the ability of VNU to perform its obligations hereunder or consummate the transactions contemplated hereby.

                  (b) VNU has the requisite corporate power and authority to enter into this Guarantee. The execution and delivery of this Guarantee by VNU has been duly authorized by the Board of Executive Directors of VNU, and no other corporate proceedings on the part of VNU is necessary to authorize this Guarantee or the performance by VNU of its obligations hereunder.

                  (c) This Guarantee has been duly executed and delivered by VNU and constitutes a valid and binding obligation of VNU, enforceable against VNU in accordance with its terms.

                  (d) The execution and delivery of the Guarantee by VNU do not and the performance of its obligations hereunder and compliance with the provisions hereof will not (x) violate any of the provisions of the certificate of incorporation or by-laws (or similar documents) of VNU or any of its Subsidiaries (as defined in the Merger Agreement), in each case as amended to the date of this Agreement, (y) subject to the governmental filings and other matters referred to in Section 4.2(c)(ii) of the Merger Agreement, violate, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or other instrument or undertaking to which VNU or any of its Subsidiaries is a party or by which VNU or any of its Subsidiaries or any of their respective assets is bound or affected, or (z) subject to the governmental filings and other matters referred to in Section 4.2(c)(ii), violate any law, rule or regulation applicable to VNU, or any order, writ, judgment, injunction, decree, determination or award applicable to VNU currently in effect, which, in the case of clauses (y) and (z) above, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on VNU or its ability to perform under the Guarantee.

                  (e) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity (as defined in the Merger Agreement) which has not been received or made is required by or with respect to VNU or any of its Subsidiaries in connection with the execution and delivery of this Guarantee by VNU or the performance by VNU of its obligations hereunder, except for the governmental filings and other matters referred to in Section 4.2(c)(ii) of the Merger Agreement.

                  This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to its conflict of laws provisions, and the VNU hereby (i) submits to the exclusive jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), for purposes of any action arising from, relating to, or growing out of this Guarantee, (ii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any such action other than in the Court of Chancery in and for New Castle County in the State of Delaware (or if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County of the State of Delaware). VNU acknowledges that service or delivery to Corporation Trust Company at 1209 Orange Street, Wilmington, Delaware 19801, whom VNU hereby appoints as its agent for service of process, shall constitute good and sufficient service. Such appointment by VNU shall be solely for the purposes set forth in this Guarantee and shall not be deemed an appointment for any other purpose. VNU's agreement to be subject to service of process as provided above shall be effective only for the purpose of Nielsen's enforcement of this agreement and no third party beneficiary rights shall arise to any third party beneficiary for it to seek to use this agreement as VNU's admission for any other matter that VNU is doing business in Delaware or that VNU is subject to service of process in Delaware for any other purpose. Nothing herein shall be construed to require VNU to maintain any assets in the United States.

                  IN WITNESS WHEREOF, VNU has executed and delivered this Guarantee as of the ____ day of August, 1999.

                                     VNU NV


                                     By:
                                        ---------------------------------
                                        Name:
                                        Title:

                                     In the presence of:


                                     By:
                                        ---------------------------------
                                        Name:
                                        Title: